Exhibit 99.1

News Release

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY Contact: Denise K. Foy

(908) 298-7616

SCHERING-PLOUGH REPORTS SALES, EARNINGS
FOR 2002 THIRD QUARTER

2002 Third Quarter Diluted Earnings Per Share 29 cents vs. 41 cents

Third Quarter Consolidated Sales $2.4 Billion, Up 2%

Third Quarter Worldwide Pharmaceutical Sales $2.1 Billion, Up 3%

Third Quarter R&D Spending $354 Million, Up 14%

KENILWORTH, N.J., Oct. 24, 2002 - Schering-Plough Corporation (NYSE: SGP) today reported financial results for the third quarter and first nine months of 2002. Diluted earnings per share for the 2002 third quarter were 29 cents on net income of $429 million, down 29 percent versus 41 cents per share on net income of $601 million in 2001. Schering-Plough in an Oct. 3 press release reported that 2002 third quarter diluted earnings per share would be in the range of 28 cents to 29 cents. Third quarter 2002 results were significantly lower than the comparable period in 2001 primarily due to the reduction of CLARITIN® (loratadine) trade inventories held by U.S. wholesalers in anticipation of the launch of CLARITIN as an over-the-counter (OTC) product (see CLARITIN Trade Inventory Update below), as previously projected in Oct. 3 and July 25 press releases.

Third quarter 2002 sales of $2.4 billion were 2 percent higher than the 2001 period. Excluding exchange, third quarter sales decreased 1 percent. In the third quarter, the contrast between 2 percent higher sales versus 29 percent lower earnings per share was primarily due to an increase in cost of sales, reflecting higher sales of products on which royalties are paid and higher manufacturing costs. In addition, R&D expenditures in the 2002 third quarter were 14 percent higher, totaling $354 million.

"Higher worldwide pharmaceutical sales for the third quarter reflected solid growth by most of the company's leading products, including the INTRON® franchise, REMICADE®, CLARINEX®, INTEGRILIN® and TEMODAR®," said Richard Jay Kogan, chairman and chief executive officer. "We are looking forward to receiving U.S. marketing approval of ZETIA™, our novel cholesterol absorption inhibitor just approved in Germany. We continue to increase spending in research and development as we advance ZETIA and other therapeutic agents in our research pipeline," he added.

Kogan reiterated the company's earnings guidance for 2002 and its earnings projections for 2003-2005. He reiterated that earnings per share for the 2002 full year are expected to be approximately flat versus 2001. The 2002 earnings estimate is compared to 2001 earnings before a provision taken in the 2001 fourth quarter for a payment related to the terms of a consent decree reached with the U.S. Food and Drug Administration (FDA). He also reiterated the company's previously stated projections that earnings per share for the 2003 full year are expected to be in the range of $1.00 to $1.15; that 2004 growth in diluted earnings per share is expected to be in the range of 20 percent; and that 2005 growth in diluted earnings per share is expected to accelerate over 2004. Schering-Plough's earnings guidance for 2002 and its earnings projections for 2003-2005 were previously reported in an Oct. 3 press release.

CLARITIN TRADE INVENTORY UPDATE

The company today provided an update on its previously reported anticipated reduction by U.S. wholesalers of trade inventories of prescription CLARITIN products in anticipation of the launch of CLARITIN as an OTC product. The estimated net negative impact on pretax profits for 2002 of reducing CLARITIN inventories held by U.S. wholesalers and chain pharmacies is expected to be, as previously estimated, approximately $250 million.

The applications filed with the FDA to switch CLARITIN to OTC status have a targeted action date of Nov. 28, 2002. Upon the expected approval of OTC CLARITIN, the company now anticipates that there will be a market transition period during which prescription activity at the patient level will continue. During this transition period, the company will seek to ensure that prescription CLARITIN will be available at the U.S. wholesaler, chain and retail pharmacy levels in order to satisfy the remaining demand. This is a different situation than the company had anticipated earlier in the year. Previously, the company had anticipated that wholesaler and chain pharmacy inventories of prescription CLARITIN would be fully depleted by the time OTC CLARITIN was approved.

The estimated net negative impact on pretax profits for 2002 of reducing CLARITIN inventories held by U.S. wholesalers and chain pharmacies remains as previously estimated at approximately $250 million. The estimate of the annual impact is unchanged from previous estimates because the positive effect of not having to fully deplete wholesaler and chain pharmacy inventories by the time of OTC approval has been offset by higher than previously estimated CLARITIN inventory levels being held by wholesalers and chain pharmacies. The majority of the negative pretax profit impact was realized in the third quarter (approximately $200 million).

WORLDWIDE PHARMACEUTICALS

In the 2002 third quarter, worldwide pharmaceutical sales totaled $2.1 billion, up 3 percent (up 1 percent when foreign exchange is excluded). Worldwide sales of CLARINEX (desloratadine), a once-daily nonsedating antihistamine, were $164 million. Sales of the CLARITIN family of nonsedating antihistamines declined 51 percent to $402 million. Third quarter 2002 worldwide sales of NASONEX® (mometasone furoate monohydrate) Nasal Spray, a once-daily nasal-inhaled steroid for allergies, increased 17 percent to $160 million. Sales of the INTRON franchise totaled $703 million, more than double the sales for the comparable 2001 period. The INTRON franchise includes the anticancer/antiviral agent INTRON A (interferon alfa-2b) Injection, as monotherapy and in combination with REBETOL® (ribavirin, USP) Capsules for treating hepatitis C; PEG-INTRON® (peginterferon alfa-2b) Powder for Injection, a longer-acting form of INTRON A, as monotherapy and in combination with REBETOL for treating hepatitis C; and REBETRON® Combination Therapy containing INTRON A and REBETOL.

Also contributing to higher third quarter worldwide sales were REMICADE (infliximab), for the treatment of rheumatoid arthritis and Crohn's disease, with sales of $92 million, more than double the sales for the comparable 2001 period; TEMODAR (temozolomide) Capsules, for treating certain types of brain tumors, with sales up 70 percent to $76 million; and INTEGRILIN (eptifibatide) Injection, a glycoprotein platelet aggregation inhibitor for the treatment of patients with acute coronary syndromes, up 31 percent to $77 million.

U.S. PHARMACEUTICALS

U.S. pharmaceutical sales in the 2002 third quarter totaled $1.2 billion, down 11 percent versus the 2001 period. In allergy/respiratory, third quarter 2002 U.S. sales of CLARINEX were $132 million. Launched in January 2002, CLARINEX is the first and only nonsedating antihistamine approved in the United States for the treatment of seasonal outdoor allergies and year-round indoor allergies. U.S. sales of the CLARITIN family were $303 million, down 58 percent due to a reduction in CLARITIN trade inventories held by U.S. wholesalers in anticipation of the launch of CLARITIN as an OTC product (see CLARITIN Trade Inventory Update above), the conversion of patients to CLARINEX and a decline in market share. Domestic sales of NASONEX increased 15 percent to $124 million in the 2002 third quarter due to the timing of product shipments and changes in trade inventory levels versus the comparable 2001 period. Sales of PROVENTIL®, including generic and other albuterol products, declined 75 percent to $22 million due to changes in trade inventory levels versus the prior period.

In anti-infective/anticancer, U.S. sales of the INTRON franchise increased more than threefold from the comparable 2001 period to $426 million, benefiting from the October 2001 market introduction of PEG-INTRON in combination with REBETOL for hepatitis C, and sales of TEMODAR rose 80 percent to $42 million. As of early October 2002, the temporary wait list implemented under the PEG-INTRON Access Assurance Program has been cleared of patients and the wait list has been eliminated. The Access Assurance Program was established in October 2001, and will continue, to ensure that patients who begin treatment have uninterrupted access to a full course of PEG-INTRON therapy. In cardiovasculars, domestic sales of INTEGRILIN increased 36 percent to $72 million due to increased utilization. Sales of K-DUR® (potassium chloride USP), a sustained-release potassium supplement, declined sharply due to generic competition.

INTERNATIONAL PHARMACEUTICALS

International pharmaceutical sales in the 2002 third quarter increased 26 percent to $984 million (up 19 percent excluding foreign exchange). In allergy/respiratory, international sales of CLARINEX were $32 million. Sales of the CLARITIN family were $99 million, benefiting from the September 2002 launch of the product in Japan tempered by conversion to CLARINEX in other international markets. Sales of NASONEX totaled $36 million, up 24 percent due to market share gains.

In anti-infective/anticancer, sales of the INTRON franchise totaled $277 million, up 61 percent versus the comparable 2001 period. The increase in sales was due to growth in European markets of PEG-INTRON in combination with REBETOL for hepatitis C, launched in March 2001, and the December 2001 introduction in Japan of INTRON A in combination with REBETOL for hepatitis C. Also contributing to higher third quarter 2002 international sales were REMICADE, with sales of $92 million, more than double the sales for the comparable 2001 period, and TEMODAR, with sales of $34 million, up 60 percent, both up due to increased market penetration.

OTHER SALES

Third quarter 2002 sales of animal health products decreased 4 percent to $162 million (down 7 percent excluding foreign exchange), due to market conditions for swine products in the United States coupled with weakness in certain international markets. Sales of Schering-Plough's foot care products in the 2002 third quarter were $65 million, down 16 percent due to increased competition, tempered by the launch of LOTRIMIN® ULTRA™ (butenafine hydrochloride), an antifungal product. Third quarter sales of OTC products decreased 5 percent to $40 million versus the comparable 2001 period, due to manufacturing issues. Third quarter 2002 sales of sun care products totaled $14 million and were higher versus the 2001 period.

COSTS AND EXPENSES

Cost of sales as a percentage of sales increased to 26.6 percent in the 2002 third quarter compared with 20.4 percent in the 2001 period, primarily due to higher sales of products on which royalties are paid and higher manufacturing costs. Selling, general and administrative expenses in the 2002 third quarter increased 5 percent to $870 million and represented 35.9 percent of sales, with the increase primarily due to higher spending to support the continued launch of new and recently introduced products, particularly in key international markets. Research and development spending increased 14 percent to $354 million in the 2002 third quarter. Research and development spending reflects the company's continued expenditures on both internal research efforts and research collaborations with various partners to discover and develop a steady flow of innovative products. The effective tax rate was 23.0 percent in the third quarter.

2002 FIRST NINE MONTHS

Diluted earnings per share for the 2002 first nine months decreased 7 percent to $1.13 on net income of $1.7 billion versus $1.22 on net income of $1.8 billion in 2001. Sales in the first nine months totaled $7.8 billion, up 7 percent. Foreign exchange had no impact on first nine months' sales comparisons.

Worldwide pharmaceutical sales in the 2002 first nine months increased 9 percent to $6.8 billion. Foreign exchange had no impact on 2002 first nine months' sales for worldwide pharmaceuticals.

Sales of domestic pharmaceuticals totaled $3.9 billion, up 2 percent versus the 2001 first nine months. Higher sales were recorded for the INTRON franchise and CLARINEX, tempered by lower sales of CLARITIN, K-DUR and dermatologicals.

International pharmaceutical sales for the period rose 20 percent and totaled $2.9 billion. Foreign exchange had no impact on sales for the 2002 first nine months. Higher sales were led by the

INTRON franchise, REMICADE, TEMODAR and CLARINEX.

Sales of animal health products decreased 2 percent in the 2002 first nine months, with foreign exchange having no impact on sales for the period. Sales of Schering-Plough's foot care products, sun care products and OTC products were lower compared with the 2001 period.

Cost of sales as a percentage of sales increased to 24.3 percent in the first nine months of 2002 compared with 20.4 percent in the 2001 period, primarily due to higher sales of products on which royalties are paid and higher manufacturing costs. Selling, general and administrative expenses in the first nine months of 2002 increased 6 percent to $2.8 billion and represented 35.6 percent of sales, with the increase primarily due to higher spending to support the continued launch of new and recently introduced products. Research and development spending increased 9 percent to $1.0 billion in the 2002 first nine months. Research and development spending reflects the company's continued expenditures on both internal research efforts and research collaborations with various partners to discover and develop a steady flow of innovative products. The effective tax rate was 23.0 percent in the first nine months. DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements relating to the company's projected earnings for the full years 2002, 2003, 2004 and 2005 and the company's business prospects. The ability of the company to achieve the projected earnings and the market viability of the company's marketed and pipeline products are subject to substantial risks and uncertainties. Further, there are no assurances that NDAs or foreign equivalents for the pipeline products will be filed with the FDA or its foreign counterparts, or that, if such applications are filed, they will be approved. The reader of this release should also understand that the forward-looking statements may also be adversely affected by general market and economic factors, competitive product development, market acceptance of new products, product availability, current and future branded, generic or OTC competition, federal and state regulations and legislation, the regulatory process for new products and indications, existing and new manufacturing issues that may arise, trade buying patterns, patent positions, litigation and investigations, and the elimination of trade inventories in a manner different than the company expected. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 2001 annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

SCHERING-PLOUGH CORPORATION

Report for the third quarter and nine months ended September 30 (unaudited):

(Amounts in millions, except per share figures)
	Third Quarter			Nine Months

	2002	2001	%	2002	2001	%

Net Sales	$2,421	$2,377	2	$7,810	$7,301	7
Costs and Expenses:
Cost of Sales	644	486	33	1,898	1,490	27
Selling, General and Administrative	870	830	5	2,784	2,624	6
Research and Development	354	310	14	1,017	934	9
Other, Net	(4)	(30)	83	(47)	(84)	45

	1,864	1,596	17	5,652	4,964	14

Income Before Income Taxes	557	781	(29)	2,158	2,337	(8)
Income Taxes	128	180	(29)	496	537	(8)
Net Income	$ 429	$ 601	(29)	$1,662	$1,800	(8)

Diluted Earnings per
Common Share	$ 0.29	$ 0.41	(29)	$ 1.13	$ 1.22	(7)

Effective Tax Rate	23.0%	23.0%		23.0%	23.0%

Average Common Shares
Outstanding - Diluted	1,469	1,470		1,470	1,470

Actual Number of Common Shares
Outstanding at September 30	1,467	1,464		1,467	1,464

Exchange had no impact on diluted earnings per share for the third quarter. Excluding exchange, diluted earnings per share for the first nine months of 2002 decreased 8 percent.

The Emerging Issues Task Force (EITF) issued EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products," which addresses the income statement classification of certain sales incentives given to customers. The Company adopted EITF Issue No. 00-25 in the first quarter of 2002 and, therefore, has classified the cost of these sales incentives as a reduction of Net Sales. All prior periods are presented on a comparable basis. The adoption of EITF Issue No. 00-25 has no effect on Net Income.

SCHERING-PLOUGH CORPORATION

Report for the third quarter and nine months ended September 30 (unaudited):

Net Sales by Major Product:
(Dollars in Millions)	Third Quarter			Nine Months
	2002	2001	%	2002	2001	%

ALLERGY & RESPIRATORY	$805	$1,121	(28)	$2,966	$3,293	(10)
Clarinex*	164	*	N/M	422	*	N/M
Claritin	402	828	(51)	1,853	2,471	(25)
Nasonex	160	136	17	398	411	(3)
Proventil	22	88	(75)	111	194	(43)

ANTI-INFECTIVE & ANTICANCER	957	496	93	2,645	1,531	73
Intron franchise**	703	301	N/M	1,919	942	N/M
Remicade	92	42	N/M	228	105	N/M
Temodar	76	45	70	209	132	59

CARDIOVASCULARS	99	160	(38)	331	457	(28)
Integrilin	77	59	31	223	164	36
K-Dur	(2)	59	N/M	23	153	(85)
Nitro-Dur	17	30	(43)	62	85	(27)

DERMATOLOGICALS	121	150	(19)	353	468	(25)

OTHER PHARMACEUTICALS	158	150	5	526	502	5

WORLDWIDE PHARMACEUTICALS	2,140	2,077	3	6,821	6,251	9

ANIMAL HEALTH	162	169	(4)	483	493	(2)

FOOT CARE	65	77	(16)	225	246	(9)

OTC	40	42	(5)	119	135	(12)

SUN CARE	14	12	17	162	176	(8)

CONSOLIDATED NET SALES	$2,421	$2,377	2	$7,810	$7,301	7

N/M - not a meaningful percentage

Certain amounts in prior periods have been reclassified from Selling, General and Administrative expenses to Net Sales to comply with EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." See note on prior page.

*In 2001, sales of CLARINEX, launched in international markets only, are included in CLARITIN.

**The Intron franchise includes INTRON A, PEG-INTRON (monotherapy for treating hepatitis C and in combination with REBETOL), and REBETRON Combination Therapy.

NOTE: Additional information about U.S. and international sales for specific products is available by calling the company or visiting the corporate Web site on the world wide web at schering-plough.com.